Code of Ethics

Beaumont Capital Management, LLC
Policy
BFP, as a matter of policy and practice, and consistent with industry and SEC requirements (SEC Rule 204A-1 under the Advisers Act and Rule 17j-1 under the Investment Company Act, which is applicable if the firm acts as investment adviser to a registered investment company), has adopted a written Code of Ethics ("Code") covering all supervised persons. The BFP Code requires high standards of business conduct, compliance with federal securities laws, reporting and recordkeeping of personal securities transactions and holdings, reviews and sanctions. The firm's current Code, and as amended, while maintained as a separate document, is incorporated by reference and made a part of these Policies and Procedures.
Responsibility
Compliance, and the Managing Partners, are responsible for enforcing the Code. Compliance is responsible for the preparation, distribution, administration, periodic review, and monitoring our Code, and is responsible for overseeing the practices, disclosures, sanctions and recordkeeping requirements contained within.
Procedure
BFP's Code should be reviewed and updated as required and includes:
●	Formal adoption of the firm's Code by management;
●	All new employees will receive the Code, and training, upon hire;
●	A Compliance Officer will annually distribute the firm's Code to all employees,
●	Each employee must acknowledge receipt of the firm's Code initially upon hire and annually and return a signed acknowledgement/certification form to the Chief Compliance Officer;
●	A Compliance Officer will review and update the firm's Code at least annually, or more frequently as appropriate;
●	A Compliance Officer will periodically review each access persons' personal transactions/holdings reports;
●	Employees are responsible for receiving pre-clearance for the trading of certain securities and for submitting to Compliance quarterly personal account statements.
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The Compliance Officers will retain relevant Code records as required, including but not limited to, the Code, acknowledgement/certification forms, initial and annual holdings reports, reports of personal securities transactions, violations and sanctions, among other documentation;

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The firm's Disclosure Document (Form ADV Part II) is periodically reviewed and amended by the Compliance Officers to be consistent with the firm's Code of Ethics and includes key components of the Code; and

●	Compliance should be notified of any external requests for the Code, and is responsible for responding to such requests.